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Exhibit 10
LANVISION SYSTEMS, INC.
Asset Purchase Agreement Between LanVision, Inc. and Smart Professional Photocopy Corporation




                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                 LANVISION, INC.

                                       AND

                    SMART PROFESSIONAL PHOTOCOPY CORPORATION





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                                TABLE OF CONTENTS

1.   INTRODUCTION...........................................................1
2.   DEFINITIONS............................................................1
3.   PURCHASE AND SALE OF ASSETS............................................5
4.   ASSUMPTION OF LIABILITIES..............................................5
5.   PRICE AND PAYMENT......................................................5
6.   REPRESENTATIONS AND WARRANTIES OF SELLER...............................6
7.   REPRESENTATIONS AND WARRANTIES OF BUYER...............................12
8.   PRE-CLOSING COVENANTS.................................................13
9.   CONDITIONS TO OBLIGATIONS TO CLOSE....................................15
10.  CLOSING...............................................................19
11.  INDEMNITY.............................................................20
12.  CONFIDENTIALITY.......................................................22
13.  TERMINATION PRIOR TO CLOSING..........................................23
14.  MISCELLANEOUS.........................................................23



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                            ASSET PURCHASE AGREEMENT

1.       INTRODUCTION

         1.1. This Asset Purchase Agreement is made as of January 20, 2000, between LanVision, Inc. ("Seller"), an Ohio corporation, with its principal place of business at 4700 Duke Drive, Suite 170, Mason, Ohio 45040, and Smart Professional Photocopy Corporation ("Buyer"), a California corporation, with its principal place of business at 120 Bluegrass Valley Parkway, Alpharetta, Georgia 30005.

         1.2. Seller has built, operates, and maintains a data center. Seller desires to sell to Buyer, and Buyer desires to buy from Seller, certain of the assets of Seller relating to the data center, and Seller desires to transfer, and Buyer desires to assume, certain liabilities of Seller arising in connection with the data center, all upon the terms and conditions and subject to the exceptions set forth in this Agreement. In addition, Seller expects to terminate its employment of certain employees who operate the data center, and Buyer desires to hire certain of such employees, upon the terms and conditions set forth in this Agreement.

         1.3. In consideration of the mutual representations, warranties, covenants, and agreements set forth in this Agreement, Seller and Buyer, intending to be legally bound, do hereby agree to the terms and conditions set forth in this Agreement.

2.       DEFINITIONS

         2.1. "Agreement": this Asset Purchase Agreement and all incorporated exhibits, schedules, appendices, and all written addenda and/or written amendments, if any, executed after the execution of this Agreement.

         2.2. "Assets": all of the right, title, and interest of Seller, to the full extent transferable or assignable to Buyer, in the Authorizations, the Equipment, the Leases, the Office Furniture, the Software, and the Software Licenses, excluding the Excluded Assets.

         2.3. "Assumed Liabilities": the liabilities and obligations of Seller identified in Schedule 2.3 of the Seller Disclosure Schedule, but only to the extent that such identified liabilities and obligations relate to time periods beginning on or after the Closing Date.

         2.4. "Authorizations": all governmental approvals, authorizations, certifications, consents, licenses, and permits from, and filings, notices, and recordings to or with, federal, state, and local governmental authorities necessary to operate the Data Center. All Authorizations are identified in Schedule 2.4 of the Seller Disclosure Schedule.

         2.5.     "Buyer": has the meaning set forth in Paragraph 1.1.

         2.6.     [Intentionally left blank.]

         2.7. "Buyer Group": Buyer, its successors and assigns, and its directors, officers, employees, agents, shareholders, and subsidiaries.

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         2.8.     "Claim": has the meaning set forth in Paragraph 11.3.

         2.9.     "Claimant": has the meaning set forth in Paragraph 11.3.

         2.10. "Closing": the closing of the transaction contemplated by this Agreement, that shall take place at the offices of Graydon, Head & Ritchey, 1900 Fifth Third Center, Cincinnati, Ohio 45202, commencing at 9:30 a.m. local time, on January 31, 2000, or such later date no more than five business days following the satisfaction or waiver of all conditions to the obligations of Seller and Buyer under this Agreement (other than conditions with respect to actions Seller and Buyer will take at such closing).

         2.11. "Closing Date": the date for the Closing as determined in accordance with Paragraph 2.10.

         2.12. "Confidential Information": any competitively sensitive or secret business or technical information owned and disclosed by either party to the other party. Notwithstanding the foregoing, Confidential Information does not include information (a) in the rightful possession of the recipient at the time of its initial disclosure, or (b) disclosed as a matter of right and without obligation of confidentiality by a third party, or (c) in the public domain or that enters the public domain other than by the unauthorized acts of any person, or (d) required by law, rule, or regulation to be disclosed, as determined in good faith after consideration of the advice of counsel to the party seeking to make a disclosure, provided the owner of the information is given a reasonable opportunity to contest the disclosure and/or obtain a protective order.

         2.13. "Data Center": that data center operated and maintained by Seller consisting of the Premises and all of the Assets.

         2.14. "Data Center Personnel": Seller's employees used in any material capacity as operators and supervisors in the operations of the Data Center and identified in Schedule 2.14 of the Seller Disclosure Schedule.

         2.15. "Effective Date": the date stated in Paragraph 1.1 of this Agreement.

         2.16. "Environmental Requirements": all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substance.

         2.17. "Equipment": the computer equipment, devices, and other equipment, including data processing hardware, telecommunications equipment, media, and tools, identified in
                  Schedule 2.17 of the Seller Disclosure Schedule, including Seller's rights under all related warranties.

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         2.18.    "ERISA": the Employee Retirement Income Security Act of 1974,
                  as amended, and any rules and regulations promulgated thereunder.

         2.19. "Excluded Assets": the right, title, and interest of Seller in the assets identified in Schedule 2.19 of the Seller Disclosure Schedule.

         2.20. "Excluded Liabilities": the liabilities and obligations of Seller, other than any Assumed Liability, described as follows:

                  2.20.1. Nonenumerated Liabilities. Any liability or obligation of Seller of any kind, known or unknown, contingent or otherwise, neither enumerated as an Assumed Liability nor resulting from any other covenant, agreement, or indemnity of Buyer in this Agreement or the other agreements and instruments to be executed and delivered by Buyer in connection with this Agreement. Specifically excluded are the liabilities and obligations identified in Schedule
                           2.3 of the Seller Disclosure Schedule to the extent such liabilities and obligations relate to time periods prior to the Closing Date.

                  2.20.2. Taxes. Any liability or obligation of Seller for federal, state, or local income, franchise, property, sales or use or recapture taxes, assessments, and penalties, except for those taxes arising out of the transactions contemplated by this Agreement, which shall be paid as provided in Paragraph 10.3, it being understood that any taxes relating to the Assets with respect to time periods prior to the Closing Date shall be the obligation of Seller and with respect to time periods after the Closing Date the obligation of Buyer.

                  2.20.3. Violations of Law. Any liability or obligation resulting from violations of any applicable laws or regulations by Seller or infringement by Seller of third-party rights or interests.

                  2.20.4. Employee Liabilities. Any employee liabilities relating to Seller's present and past employees arising under Seller's plans, programs, policies, commitments, and other benefit entitlements whether or not such liabilities are contingent in nature, including: any liability or obligation under any employment, consulting, or collective bargaining contracts, workers' compensation, deferred compensation, retirement, pension (as defined in Section 3(2) of ERISA), profit-sharing, bonus, stock option, stock appreciation, stock purchase, severance, disability, or other nonqualified benefit or compensation commitments, benefit plans, arrangements, or plans, including any welfare plans (as defined in Section 3(1) of ERISA), fringe benefit arrangements, or multi-employer plans (as defined in Section 3(37)(A) of ERISA).

                  2.20.5. Product Liability. Any liability or obligation for product liability or warranty claims or damage claims arising out of defects in or failures of any Asset or services performed by the Seller through the Data Center prior to the Closing Date.

                  2.20.6. Incidents to Excluded Assets. Any liability or obligation associated with any of the Excluded Assets.

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                  2.20.7.  Litigation. Any Litigation pending or threatened
                           against Seller or the Assets relating to events or actions occurring prior to the Closing Date.

         2.21. "Hazardous Substance": any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or to which exposure is otherwise regulated, under any Environmental Requirements. Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminate, hazard substance, toxic substance, hazardous waste, special waste, industrial substance, or petroleum, or any derivative or by-product thereof, flammable materials, explosives, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead, or polychlorinated biphenyl.

         2.22.    "Holdback": has the meaning set forth in Paragraph 5.2.1.

         2.23.    "Initial Payment": has the meaning set forth in Paragraph
                  5.2.1.

         2.24. "Leases": the entire leasehold and rental interests of Seller arising under every material lease for the Equipment, the Office Furniture, and the Premises. All Leases are identified in Schedule 2.24 of Seller Disclosure Schedule.

         2.25. "Litigation": any claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or investigation.

         2.26. "Loss" or "Losses": demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties and any net income tax amount associated with any indemnification recoveries for such losses.

         2.27. "Material Adverse Effect": any adverse effect that results from a change in the business, financial condition, or results of operations of the Seller or Parent or from some other event, act or omission of Seller or Parent, other than the announcement of the transactions completed hereby, (a) that is material to the Seller's operation of the Data Center and/or use or ownership of the Assets, or (b) that would reasonably be expected to be material to the rights and benefits to be obtained by Buyer from the transactions contemplated by this Agreement.

         2.28.    "Note": has the meaning set forth in Paragraph 5.2.2.

         2.29.    "Obligor": has the meaning set forth in Paragraph 11.3.

         2.30. "Office Furniture": the furniture, furnishings, and fixtures identified in Schedule 2.30 of the Seller Disclosure Schedule, including Seller's rights under all related warranties.

         2.31. "Parent": LanVision Systems, Inc., a Delaware corporation and the parent company of Seller.



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         2.32.    "Permitted Lien": the mortgages, pledges, liens, or
                  encumbrances identified in Schedule 2.32 of the Seller Disclosure Schedule.

         2.33. "Premises": that portion of the building, structures, and other improvements known as 4700 Governor's Pointe, located at 4700 Duke Drive, Suite 170, Mason, Ohio 45040, that is leased by Seller pursuant to the Lease Agreement between Seller and Duke Realty Limited Partnership dated September 23, 1997.

         2.34. "Purchase Price": the aggregate purchase price for the Assets as more particularly described in Paragraph 5.1.

         2.35. "Required Contract Consents": has the meaning set forth in Paragraph 6.1.5.

         2.36. "Required Government Consents": has the meaning set forth in Paragraph 6.1.4.

         2.37.    "Required Notice": has the meaning set forth in Paragraph
                  11.3.

         2.38.    "Seller": has the meaning set forth in Paragraph 1.1.

         2.39. "Seller Disclosure Schedule": the disclosure schedule signed and delivered by Seller to Buyer at or prior to the Effective Date.

         2.40. "Seller Group": Seller, its successors and assigns, and its directors, officers, employees, agents, shareholders, subsidiaries, and Parent.

         2.41.    "Software": the computer software programs identified in
                  Schedule 2.41 of the Seller Disclosure Schedule.

         2.42. "Software Licenses": all material contracts, agreements, licenses, and other arrangements, oral or written, providing for and governing the use of the Software, including Seller's rights under all related warranties and under all related maintenance, support, or service agreements.

3.       PURCHASE AND SALE OF ASSETS

         Subject to the terms and conditions of this Agreement, Buyer agrees to purchase, accept, and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, at the Closing, all of the Assets.

4.       ASSUMPTION OF LIABILITIES

         At and after the Closing, Buyer shall assume and agree to pay or perform only the liabilities and obligations that are the Assumed Liabilities or are represented by any other covenant, agreement, or indemnity of Buyer in this Agreement or the other agreements and instruments to be executed and delivered by Buyer in connection with this Agreement. Buyer shall not assume or be responsible for any of the Excluded Liabilities.



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5.       PRICE AND PAYMENT

         5.1. Subject to adjustment for any Loss, the Purchase Price shall be $2,900,000, plus the amount of Assumed Liabilities as of the Closing Date, plus Buyer's proportionate share of all prepaid items and expenses relating to the Assets and Data Center based on the time periods that Buyer will benefit from such items and/or own and operate the Assets and the Data Center (all such items and Buyer's proportionate share of such items are set forth on Schedule 5.1 of the Seller Disclosure Schedule, which Schedule shall be updated as of the Closing
                  Date).

         5.2.     Payment.

                  5.2.1. At the Closing, Buyer shall pay the Purchase Price to Seller as follows: (a) the amount of $2,000,000 (the "Initial Payment"), (b) Buyer's proportionate share of certain items as described in Paragraph 5.1, and
                           (c) the amount of $900,000 (the "Holdback") in the form of a promissory note as required by Paragraph 5.2.2.

                  5.2.2. At the Closing, Buyer shall deliver to Seller a promissory note in the principal amount equal to the Holdback (the "Note"), which Note shall be secured by the Assets. The Note shall provide that Buyer pay the principal amount to Seller on or before the end of the 12 month period beginning on the first day of the month following the month in which the Closing occurs, with interest at the rate of 10% per year, in 12 equal installments of principal and interest, with the first of such installments being due on or before the first day of the month following the month in which the Closing occurs.

         5.3. Subject to the limitations set forth in Paragraph 11.5, payments on the Note shall be subject to offset, at any time on or prior to the date on which each installment is due, for any Loss incurred by Buyer, as provided for in Section 11, but only if Buyer has delivered or simultaneously delivers to Seller the Required Notice, as provided for in Paragraph 11.3. In the event the Buyer claims the benefit of such an offset, but such Loss is subsequently found not to be substantiated under Section 11, the offset amount to which Buyer is not entitled shall be paid to Seller (with interest calculated as set forth in Paragraph 5.2.2) promptly upon such determination.

         5.4. All payments from one party to another under this Agreement shall be made by wire transfer of immediately available federal funds in United States dollars to an account designated in writing by the party to receive such payment.

6.       REPRESENTATIONS AND WARRANTIES OF SELLER

         6.1.     Seller hereby represents and warrants to Buyer as follows:

                  6.1.1. Organization. Seller is a corporation validly existing and in good standing under the laws of the State of Ohio with the corporate power and authority to conduct its business (including the Data Center) and to own and lease its properties and assets (including the Assets).



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                  6.1.2.   Power and Authority. Seller has the power and
                           authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. The corporate resolutions authorizing the transactions shall contain a recital that the terms of such transactions are fair, reasonable, and in the best interests of Seller and Parent. This Agreement is, and the other agreements and instruments to be executed and delivered by Seller in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms.

                  6.1.3. No Conflict. Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (a) except insofar as Required Government Consents are to be procured prior to Closing, any federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree applicable to Seller, the Data Center, or the Assets,
                           (b) any provision of any charter, regulation, bylaw, or other governing or organizational instrument of Seller, or (c) except insofar as Required Contract Consents are to be procured prior to Closing, any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which Seller is a party or by which Seller or any of the Assets is bound, except with respect to clauses (a) and (c) for such conflicts, breaches, defaults, accelerations, or events that have not had and would not reasonably be expected to have a Material Adverse Effect.

                  6.1.4.   Required Government Consents. Except as set forth in
                           Schedule 6.1.4 of the Seller Disclosure Schedule (such scheduled items being referred to herein as the "Required Government Consents") and except as may result from any changes that Buyer may make in the use of the Assets and the operation of the Data Center, no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, federal, state, or local governmental authorities is necessary for (a) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by Seller in connection with the transactions contemplated hereby or thereby,
                           (b) the consummation by Seller of the transactions contemplated hereby or thereby, or (c) the ownership and use of the Assets and the operation of the Data Center as currently conducted.

                  6.1.5.   Required Contract Consents. Except as set forth in
                           Schedule 6.1.5 of the Seller Disclosure Schedule (such scheduled items being referred to herein as the "Required Contract Consents"), and except as may result from any changes that Buyer may make in the use of the Assets and the operation of the Data Center, no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or



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                           recording to or with, any person (other than the
                           governmental authorities addressed in Paragraph 6.1.4) is necessary for (a) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or the consummation by Seller of the transactions contemplated hereby; (b) the transfer and assignment to Buyer at Closing of the Assets, or (c) the ownership and use of the Assets and the operation of the Data Center as currently conducted.

                  6.1.6. Title. Buyer at Closing shall obtain good and marketable title to all of the Assets, free and clear of all title defects, liens, restrictions, claims, charges, security interests, or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements, or other title or interest retention arrangements, except as set forth in Schedule 6.1.6 of the Seller Disclosure Schedule.

                  6.1.7. Condition of Property. All of the tangible Assets are in good operating order, condition, and repair, ordinary wear and tear excepted, have been maintained in accordance with normal industry practice, and are suitable for use in the Data Center in the ordinary course of its operation, except to the extent any unsuitability may result from any changes that Buyer may make in the use of the Assets and the operation of the Data Center.

                  6.1.8. Leases. The Leases listed in Schedule 2.24 of the Seller Disclosure Schedule constitute all material leasing or rental contracts, agreements, and other commitments and arrangements in effect. All Leases are valid, binding, and enforceable in accordance with their terms and are in full force and effect. There are no existing defaults by Seller or, to Seller's best knowledge, the other parties thereunder, and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute default thereunder. Seller has provided Buyer with complete and accurate copies of all Leases.

                  6.1.9. Software. The Software listed in Schedule 2.41 of the Seller Disclosure Schedule constitutes all of the material computer software programs required to operate the Data Center in the manner that Seller has operated and presently does operate the Data Center. The Software Licenses are valid, binding, and enforceable in accordance with their terms and are in full force and effect. There are no existing defaults by Seller or, to Seller's best knowledge, the other parties thereunder, and, to Seller's best knowledge, no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder. Seller has provided Buyer with evidence of all Software Licenses.

                  6.1.10. Litigation. Except as set forth in Schedule 6.1.10 of the Seller Disclosure Schedule, no Litigation is pending, or, to Seller's best knowledge, threatened against Seller, its present or former directors, officers, or employees, or any party to the Leases or the Software Licenses, affecting, involving, or relating to the Data Center or any of the Assets. Except as set forth in Schedule 6.1.10, no Litigation has been brought within the last three years against Seller affecting, involving, or relating to



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                           the Data Center or any of the Assets that has or
                           would reasonably be expected to have a Material Adverse Effect. Seller knows of no facts that could reasonably be expected to serve as the basis for Litigation against itself (or the Buyer by virtue of its acquisition of the Assets), its present or former directors, officers, or employees, or any party to the Leases or Software Licenses, affecting, involving, or relating to the Data Center or any of the Assets that would reasonably be expected to have a Material Adverse Effect.

                  6.1.11. Compliance with Laws. There is no outstanding or, to Seller's best knowledge, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against Seller affecting, involving, or relating to the Data Center or any of the Assets that has or would reasonably be expected to have a Material Adverse Effect. Seller is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to the Data Center or any of the Assets except where noncompliance has no material adverse effect upon the operation of the Data Center or the rights in any of the Assets (including ownership by Buyer), and Seller has received no notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to the federal patent, copyright, and trademark laws, state trade secret and unfair competition laws, and to all other applicable laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation laws.

                  6.1.12. Adequacy of Authorizations. The Authorizations constitute all material approvals, authorizations, certifications, consents, variances, permissions, licenses, or permits to or from, or filings, notices, or recordings to or with, federal, state, or local governmental authorities that are required for the ownership and use of the Assets and the operation of the Data Center under federal, state, and local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree. Seller is in compliance with all material terms and conditions of such required Authorizations. All of the Authorizations are in full force and effect, and, to the best of Seller's knowledge, no suspension or cancellation of any of them is being threatened, nor will any of the Authorizations be affected by the consummation of the transactions described in this Agreement, except to the extent any such Authorizations are transferable only upon receipt of the Required Government Consents. Seller is in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, or demand letter issued, entered, promulgated, or approved thereunder relating to or affecting the Data Center and the Assets, except for any instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect.

                  6.1.13.  Environmental Compliance. Except as set forth in
                           Schedule 6.1.13 of the Seller Disclosure Schedule, neither Seller, nor, to the best of Seller's knowledge, any prior owner, user, controller, or occupant, nor any tenant, subtenant, prior tenant, or prior subtenant has, to the extent relating to the Assets or the Premises, (a) ever used Hazardous Materials,
                           (b) in any manner violated any Environmental
                           Requirements, or (c) received any notice, report, or other information regarding any actual or alleged violation of any Environmental Requirement.

                  6.1.14. Data Center Operations. Seller has not materially changed the design and functionality of the Data Center within the 12 months immediately preceding the Effective Date.

                  6.1.15.  Personnel. Seller's employees listed by name in
                           Schedule 2.14 of the Seller Disclosure Schedule are all of the Data Center Personnel currently being used by Seller in the operation of the Data Center, excluding (a) employees of Seller engaged in the system administration of the Data Center, including the network, NT servers, UNIX servers, interfaces, and databases, and (b) employees of Seller engaged in the management of the Data Center, including Joseph
                           O. Brown II and Mark W. Wulforst. Schedule 2.14 also includes the job title, current compensation, and benefits of the listed employees, including salary increases and bonuses agreed to or earned prior to the Effective Date. The number of employees constituting the Data Center Personnel is currently four, which number of employees is one less than the number of employees generally devoted to the Data Center during the 12 months immediately preceding the Effective Date. Seller shall provide a replacement for the open position pursuant to its obligation for replacements under Paragraph 9.2.9.

                  6.1.16. Compliance with Employment Laws. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and occupational safety and health pertaining to the Data Center Personnel, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, except for any instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect. To the best of Seller's knowledge, there is no unfair labor practice, charge, or complaint or any other matter against or involving Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any court of law pertaining to the Data Center Personnel. There is no labor strike, dispute, slowdown, or stoppage pending or threatened against Seller pertaining to the Data Center Personnel. To the best of Seller's knowledge, no certification or decertification question or organizational drive exists or has existed within the past 12 months respecting the Data Center Personnel. Seller has not experienced any organized work stoppage or other labor difficulty involving the Data Center Personnel. To the best of Seller's knowledge, there are no charges, investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin sexual preference, handicap, or veteran status) pending or, to the knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against Seller pertaining to the Data Center Personnel, and, to the knowledge of the Seller, no basis for any such charge, investigation, administrative proceeding, or complaint exists. To the best of Seller's knowledge, there have been no audits of the equal employment opportunity practices of Seller pertaining to the Data Center Personnel.

                  6.1.17. Expenses. Schedule 6.1.17 of the Seller Disclosure Schedule sets forth all of the Data Center expenses for the 12 months ended November 30, 1999.

                  6.1.18. Financial Statements. Seller has previously delivered to Buyer the following financial statements of
                           Parent: (a) Parent's audited financial statements for the fiscal years ended January 31, 1997, 1998, and 1999 and (b) Parent's unaudited quarterly financial statements for the fiscal quarters ended April 30, 1999, July 31, 1999, and October 31, 1999. Such
                           financial statements fairly present, in all material respects, the financial position of Parent and Seller as of the dates thereof and their results of operations and cash flows for the periods then ended (subject, for unaudited data, to normal year end adjustments), in each case in accordance with past practice and generally accepted U.S. accounting principals ("GAAP") consistently applied during the periods involved (except as may be otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP).

                  6.1.19. Solvency. Parent is solvent and, based on its current financial condition and its good faith financial projections, shall remain solvent for not less than six months following the Closing Date. For the purposes of this Agreement, "solvent" shall mean that Parent's assets shall be greater than its total liabilities and that Parent and Seller are generally able to pay their debts as they become due.

                  6.1.20.  Sufficiency of Rights. Except as set forth in
                           Schedule 6.1.20 of the Seller Disclosure Schedule and except for any changes that Buyer may make in the use of the Assets and the operation of the Data Center, the Assets constitute all of the properties, rights, and privileges necessary for the indefinite continued operation of the Data Center by Buyer in substantially the same manner as it has been operated by Seller during the 12 months immediately preceding the Closing. Seller has made no material change in its operation of the Data Center within the 12 months immediately preceding the Effective Date.

                  6.1.21. Broker's or Finder's Fees. Seller has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in any manner that may or will impose liability on Buyer.

                  6.1.22. Disclosure. No representation, warranty, or statement made by Seller in this Agreement or in any document or certificate furnished or to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. Seller has disclosed to Buyer all facts known or reasonably available to Seller and will disclose to Buyer all facts that become known or reasonably available to Seller during the period from the Effective Date to six months following the Closing Date, including financial information, that are material to the operation of the Data Center, the acquisition and use of the Assets, and the assumption of the Assumed Liabilities.

                  6.1.23. Truth at Closing. All of the representations, warranties, and agreements of Seller contained in this Section 6 shall be true and correct and in full force and effect on and as of the Closing Date.

         6.2. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT, CERTIFICATE, AGREEMENT, OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY SELLER TO BUYER PURSUANT TO THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS OR THE DATA CENTER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.       REPRESENTATIONS AND WARRANTIES OF BUYER

         7.1.     Buyer hereby represents and warrants to Seller as follows:

                  7.1.1. Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of California with the corporate power and authority to conduct its business and to own and lease its properties and assets.

                  7.1.2. Power and Authority. Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby and thereby shall be, the legal, valid, and binding obligation of Buyer, enforceable in accordance with their terms.

                  7.1.3. Broker's or Finder's Fees. Buyers has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

                  7.1.4. No Conflict. Neither the execution and delivery by Buyer of this Agreement and of the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby or thereby, nor the consummation by Buyer of the transactions contemplated hereby or thereby will violate or conflict with (a) any federal, state, or local law, regulation, ordinance, governmental restriction, order, judgement, or decree applicable to Buyer, or (b) any provision of any charter, regulation, bylaw, or other governing or organizational instrument of Buyer.

                  7.1.5. Availability of Funds. Buyer has sufficient cash or other liquid assets to make the Initial Payment in full at the Closing. To the extent that such funds are expected to be borrowed from third parties, Buyer has delivered to Seller evidence of such third party's commitment to provide such funding.

                  7.1.6. Litigation. No litigation is pending, or to Buyer's best knowledge, threatened against Buyer, its present or former directors, officers, or employees that would reasonably be expected to prevent, restrict or delay Buyer's ability to timely consummate the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement.

                  7.1.7. Truth at Closing. All of the representations, warranties and agreements of Buyer contained in this
                           Section 7 shall be true and correct and in full force and effect on and as of the Closing Date.


         7.2. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT, CERTIFICATE, AGREEMENT, OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY BUYER TO SELLER PURSUANT TO THIS AGREEMENT, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

8.       PRE-CLOSING COVENANTS

         8.1. From the Effective Date through the Closing, Seller shall operate the Data Center diligently and substantially in the same manner as it has for the 12 months immediately preceding the Effective Date.

         8.2. From the Effective Date through the Closing, Seller shall use its reasonable best efforts to preserve its relationship with the parties with whom it has contracted under the Leases and the Software Licenses.

         8.3. In no event from the Effective Date to the Closing, without the prior written consent of Buyer, shall Seller (a) permit any of the Assets to be subjected to any mortgage, pledge, lien, or encumbrance, except for Permitted Liens; (b) waive any claims or rights of substantial value respecting the Assets, or sell, transfer, or otherwise dispose of any of the Assets; or (c) increase the compensation of those Data Center Personnel whom Buyer has stated an intention to hire or retain on or after Closing (other than for salary increases or bonuses agreed to or earned prior to the Effective Date, such increases and bonuses being listed in Schedule 2.14 of the Seller Disclosure Schedule).

         8.4. From the Effective Date to the Closing, Seller shall maintain the insurance that it has maintained on the Assets in effect and shall at all times continue to insure all property constituting the Assets against all ordinary and insurable casualty risks, and shall maintain the Assets in the same condition and manner as described in Paragraph 6.1.7.

         8.5. From the Effective Date to the Closing, neither Seller nor Buyer shall perform any act or omit to perform any act, or permit any act or omission, that will cause a breach or default of any covenant, agreement, warranty, or representation in this Agreement.

         8.6. From the Effective Date to the Closing, Seller shall (a) provide Buyer with such information as Buyer may from time to time reasonably request with respect to the Data Center and the transactions contemplated by its Agreement; (b) provide Buyer and its officers, counsel, and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, and offices of Seller as they may pertain to the Assets or the operation of the Data Center, as Buyer may from time to time reasonably request; (c) permit Buyer to make such inspections thereof as Buyer may reasonably request, and (d) provide Buyer with such financial statements prepared in Seller's and Parent's normal course of business, including cash flow analysis, to the extent such statements are relevant to the Assets and Data Center. Any investigation or inspection shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Seller.

         8.7. Seller shall deliver revised or supplementary schedules to the Seller Disclosure Schedule, as may be necessary to maintain, as of the Closing Date, the accuracy of the information set forth in the Seller Disclosure Schedule, in order to enable Buyer to confirm the accuracy of Seller's representations and warranties and otherwise to give full effect to the provisions of this Agreement. Such revised or supplementary schedules shall not modify or be deemed part of this Agreement unless agreed by Buyer in writing with reference to the specific schedules to be so treated.

         8.8. From the Effective Date to the Closing, Seller and Buyer shall use their reasonable best efforts, and shall cooperate with one another, to secure all Required Government Consents, including the preparation and submission of any required filings that may be applicable, and all Required Contract Consents, and to obtain the satisfaction of the conditions specified in Section 9, as shall be required in order to enable Seller and Buyer to effect the transactions contemplated hereby in accordance with the terms and conditions hereof. In lieu of obtaining the Required Contract Consent for the Lease for the Premises, Seller will negotiate a termination of such Lease and provide, if necessary, reasonable assistance to Buyer in Buyer's negotiations with the owner of the Premises for a lease of the Premises directly between Buyer and the owner to be effective upon such termination of the Lease for the Premises. In lieu of obtaining the Required Contract Consent for the Software License for the Software licensed by Seller from Oracle Corporation, Seller shall procure from Oracle Corporation on behalf of Buyer a license for Buyer to use the Oracle Corporation Software under terms no less favorable than the Software License for such Software.

         8.9. Seller shall use its reasonable best efforts to procure for the benefit of Buyer consent, assignment, and/or estoppel certificates in such form, from such third parties, and with respect to such Assets to be assigned to Buyer at Closing as Buyer may specify on or before Closing.

         8.10. Seller acknowledges that Buyer has incurred expenditures of time and money in connection with its due diligence, preparation of this Agreement, and the contemplated Closing. Accordingly, from the Effective Date through the earlier of the Closing or the termination of this Agreement, neither Seller nor Parent shall, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of the Assets, in whole or in part, nor (b) participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in or facilitate or in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing.

                  8.10.1. Nothing contained in this Paragraph 8.10 shall prevent the Board of Directors of Seller or of Parent from responding to and considering, negotiating, discussing, approving and recommending to the stockholders of Parent a bona fide acquisition proposal not obtained in violation of this Agreement, provided such Board of Directors determines in good faith (based upon the advice of outside counsel) that they are required, by their duties as fiduciaries under applicable corporate law, to respond to and negotiate such acquisition proposal. In the event the Board of Directors makes such determination, the Board of Directors may approve and recommend such acquisition proposal and terminate Seller's obligations hereunder; provided, however, that Seller shall (i) promptly disclose to Buyer the identity of the person making the acquisition proposal, (ii) give Buyer a reasonable opportunity to match the offer contemplated by such acquisition proposal before making any determination to approve and recommend any such alternative acquisition proposal, (iii) give Buyer prompt written notice of the determination of the Board of Directors to approve and recommend such alternative acquisition proposal, and. (iv) upon terminating its obligations under this Agreement, reimburse Buyer for all out-of-pocket expenditures incurred by Buyer in connection with its due diligence, preparation of this Agreement and other related agreements and documents, and the contemplated Closing. Nothing contained in this Paragraph 8.10 shall prohibit the Board of Directors of Parent from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a tender or exchange offer.

                  8.10.2. If the Board of Directors of Parent or Seller receives a request for material nonpublic information from a person who makes, or indicates that it is considering making, a bona fide acquisition proposal, and the Board of Directors determines in good faith (based upon the advice of outside counsel) that it is required to cause Seller to make such disclosure in order to discharge properly the directors' fiduciary duties, then, provided such person has executed a confidentiality agreement, Seller may provide such person with access to the requested information. Seller shall promptly notify Buyer of any such request.

9.       CONDITIONS TO OBLIGATIONS TO CLOSE

         9.1. Each of the obligations of Seller to be performed hereunder shall be subject to the satisfaction (unless waived by Seller), at or prior to the Closing, of each of the following conditions:

                  9.1.1. Representations and Warranties True at Closing Date. Buyer's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date; Buyer shall have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing Date; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by a duly authorized officer of Buyer to all such effects.

                  9.1.2. Performance. Buyer shall have performed and complied with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

                  9.1.3. Documents Satisfactory in Form and Substance. All agreements, certificates, and other documents delivered by Buyer to Seller hereunder shall be in form and substance satisfactory to Seller, in the exercise of its reasonable judgment after consultation with its outside counsel.

                  9.1.4. Consents. Seller and Buyer shall have procured those Required Government Consents and Required Contract Consents specified in Schedules 6.1.3 and 6.1.4 of the Seller Disclosure Schedule as consents required to have been obtained prior to Closing, except as otherwise provided in Paragraph 8.8.

                  9.1.5. Litigation. No Litigation shall be threatened or pending against Buyer or Seller before any court or governmental agency that, in the reasonable opinion of counsel for Seller, could result in the restraint or prohibition of the consummation of the transactions contemplated hereby or cause Seller or Buyer to incur material damages or losses by virtue of completing the transactions contemplated hereby.

                  9.1.6. Premises. Seller and Buyer shall have entered into a Lease Agreement pursuant to which Buyer leases back to Seller a certain portion of the Premises. Buyer shall have entered a lease agreement with the owner of the Premises for the lease thereof and the existing lease for the Premises between the owner and Seller shall be cancelled as of the Closing.

                  9.1.7. Data Center. Seller and Buyer shall have entered a Services Agreement pursuant to which Buyer shall provide Seller with certain services of the Data Center.

                  9.1.8. Opinion of the Buyer's Counsel. Buyer shall have delivered to Seller an opinion of the counsel to the Buyer, dated as of the Closing Date, in form and substance satisfactory to Buyer, to the effect that:

                           9.1.8.1. Good Standing. Buyer is a corporation duly
                                    organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

                           9.1.8.2. Corporate Power and Authority. Buyer has the
                                    corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and to consummate the transactions contemplated hereby and thereby.

                           9.1.8.3. Authorization, Execution, Delivery, and
                                    Enforceability. All corporate action by
                                    Buyer required in order to authorize the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby has been duly and validly taken; and this Agreement and such other agreements and instruments have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer enforceable in accordance with their terms, except as to
                                    (a) such enforcement's being subject to
                                    bankruptcy, insolvency, reorganization,
                                    moratorium, or other laws relating to
                                    creditors' rights, or debtor's moratorium, and (b) the availability of the remedy of specific performance and other forms of equitable relief.

         9.2. Each of the obligations of Buyer to be performed hereunder shall be subject to the satisfaction (unless waived by Buyer), at or prior to the Closing, of each of the following conditions:

                  9.2.1. Representations and Warranties True at Closing Date. Seller's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date; Seller shall have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing Date; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by a duly authorized officer of Seller to all such effects.

                  9.2.2. Performance. Seller shall have performed and complied with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

                  9.2.3. Documents Satisfactory in Form and Substance. All agreements, certificates, and other documents delivered by Seller to Buyer hereunder shall be in form and substance satisfactory to Buyer, in the exercise of its reasonable judgment after consultation with its outside counsel.

                  9.2.4. Consents. Buyer and Seller shall have procured those Required Government Consents and Required Contract Consents specified in Schedules 6.1.4 and 6.1.5 of the Seller Disclosure Schedule as consents required to have been obtained prior to Closing, except as otherwise provided in Paragraph 8.8.

                  9.2.5. Investigations. Neither any investigation of Seller by Buyer, nor the Schedules hereto, nor any other document delivered to Buyer as contemplated by this Agreement, after the Effective Date, shall have revealed any facts or circumstances that, in the good faith judgment of Buyer, would reasonably be expected to have a Material Adverse Effect.

                  9.2.6. Litigation. No Litigation shall be threatened or pending against Buyer or Seller before any court or governmental agency that, in the reasonable opinion of counsel for Buyer, could result in the restraint or prohibition of the consummation of the transactions contemplated hereby or cause Buyer or Seller to incur material damages or losses by virtue of completing the transactions contemplated hereby.

                  9.2.7. Premises. Buyer shall have entered a lease agreement with the owner of the Premises for the lease thereof and the existing Lease for the Premises between the owner and Seller shall be cancelled as of the Closing.

                  9.2.8. No Material Adverse Change. From the date of this Agreement until the Closing Date, Seller shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to the Schedules), with respect to the Data Center, the Assets, or the Assumed Liabilities.

                  9.2.9. Data Center Personnel. The Data Center Personnel selected by Buyer for hiring shall, to the extent feasible, have been hired by Buyer as of the Closing Date, and, to Seller's and Buyer's best knowledge, shall have no intention of terminating such employment. If any one or more of such individuals have not accepted employment with Buyer, or are reasonably believed to have no intention to continue such employment for at least 90 days following the Closing Date, Seller shall provide replacements for such individuals for the 90 day period at a cost to Buyer equal to the compensation listed on Schedule
                           2.14 of the Seller Disclosure Schedule. Seller and Buyer shall have entered a Consulting Agreement for the services of certain of Seller's personnel. Buyer shall have been free to interview and discuss employment with the Data Center Personnel as of the later of the Effective Date or the date that is three weeks prior to the Closing Date.

                  9.2.10. Opinion of Seller's Counsel. Seller shall have delivered to Buyer an opinion of the counsel to Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer, to the effect that:

                           9.2.10.1. Good Standing. Seller is a corporation duly
                                     organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

                           9.2.10.2. Corporate Power and Authority. Seller has
                                     the corporate power and authority to
                                     conduct its business as it is now being
                                     conducted and to own the Assets, and Seller has the full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and to consummate the transactions contemplated hereby and thereby.

                           9.2.10.3. Authorization, Execution, Delivery and
                                     Enforceability. All corporate action by
                                     Seller and Parent required in order to
                                     authorize the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby has been duly and validly taken; this Agreement and such other agreements and instruments have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller enforceable in accordance with their terms, except as to
                                     (a) such enforcement's being subject to
                                     bankruptcy, insolvency, reorganization,
                                     moratorium, or other laws relating to
                                     creditor's rights, or debtor's moratorium and (b) the availability of the remedy of specific performance and other forms of equitable relief.

                           9.2.10.4. No Litigation. Insofar as is known to such
                                     counsel, Seller is neither engaged in nor threatened with any Litigation, nor is it under investigation with respect to alleged violations of any law or regulation, which, if adversely determined, might, in such counsel's opinion, materially adversely affect or impair the value or condition of the Assets or the financial condition, operations, or prospects of the Software Business.

10.      CLOSING

         10.1. At Closing, Buyer and Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

                  10.1.1. Seller shall deliver to Buyer copies of the Required Contract Consents and the Required Government Consents as contemplated by Paragraphs 9.1.4 and 9.2.4.

                  10.1.2. Seller shall deliver to Buyer such bills of sale, assignments, and other instruments of conveyance and transfer as Buyer may reasonably request to effect the assignment to Buyer of the Assets.

                  10.1.3. Seller shall give Buyer complete and unrestricted access to the Premises.

                  10.1.4. Buyer shall pay the Initial Payment and Buyer's proportionate share of certain items as described in Paragraph 5.1 to Seller in full by wire transfer of immediately available funds to an account designated by Seller.

                  10.1.5. Buyer shall deliver to Seller the Note and related security agreement.

                  10.1.6. Buyer shall deliver to Seller an assumption agreement pursuant to which Buyer assumes and agrees to pay and perform the Assumed Liabilities.

                  10.1.7. Each party shall deliver the certificates required under Section Paragraphs 9.1.1 and 9.2.1, respectively, as to the accuracy of the representations and warranties contained herein, the compliance with the covenants and agreements contained herein, and the satisfaction of the conditions to Closing contained herein.

                  10.1.8. Seller shall cause its counsel to deliver to Buyer the legal opinion required under Paragraph 9.2.10.

                  10.1.9. Buyer shall cause its counsel to deliver to Seller the Legal Opinion Required under Paragraph 9.1.8.

         10.2. At and after the Closing, without further consideration, Seller shall take all such other action and shall procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, consents, and other documents as Buyer or its counsel may reasonably request (a) to vest in Buyer, and perfect and protect Buyer's right, title, and interest in, and enjoyment of, the Assets, or (b) to ensure more effectively the compliance of Seller with its agreements, covenants, warranties, and representatives under this Agreement.

         10.3. All sales, transfer, and similar taxes and related fees (including all recording fees), if any, incurred in connection with this Agreement and the transactions contemplated in Sections 3, 4, and 5 of this Agreement shall be borne equally by Seller and Buyer. Seller shall file all necessary documentation with respect to such taxes that are due or incurred prior to the Closing or as a direct result of the transactions contemplated by this Agreement. Each of Buyer and Seller shall otherwise bear their own transaction expenses in their entirety.

11.      INDEMNITY

         11.1. Seller shall indemnify, defend, and hold harmless the Buyer Group, at, and at any time after, the Closing, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by the Buyer Group, directly or indirectly, by reason of, resulting from, or arising in connection with any of the following:

                  11.1.1. Breach of Obligation. Any breach of any representation, warranty, or agreement of Seller contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

                  11.1.2. Excluded Liabilities. Any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with Seller's conduct of the Data Center or the ownership or use of the Assets prior to the Closing, except for the Assumed Liabilities.

         11.2. Buyer shall indemnify, defend, and hold harmless the Seller Group at, and at any time after, the Closing, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by the Seller Group, to the extent arising from any of the following:

                  11.2.1. Breach of Obligation. Any breach of any representation, warranty, or agreement of Buyer contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

                  11.2.2. Assumed Liabilities. Any of the Assumed Liabilities, except insofar as such Loss represents an Excluded Liability.

                  11.2.3. Future Liabilities. Any liabilities or obligations of any kind or nature whatsoever arising out of or in connection with Buyer's conduct of the Data Center or the ownership or use of the Assets after the Closing, except for the Excluded Liabilities.

         11.3. The party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under Paragraphs 11.1 or 11.2, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

         11.4. If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Buyer Group or Seller Group, whichever is entitled to indemnification for such matter) available by virtue of the circumstances of the Loss, the Obligor may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The Claimant shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Claimant shall be at its expense. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

         11.5.    Notwithstanding anything in this Section 11 to the contrary:

                  11.5.1. No indemnification or any other claim for damages under this Agreement or any other instrument or agreement to be executed and delivered by either party in connection with the transactions contemplated hereby shall be payable by Seller to Buyer until (and then only to the extent that) the total of all Losses against Seller equals or exceeds $25,000; provided that such limitation shall not apply to Losses based on Excluded Liabilities.

                  11.5.2. No indemnification shall be payable by Seller to Buyer with respect to matters as to which Seller has not received notice from Buyer within 12 months after the Closing Date, except that there shall be no limitation on the time during which indemnification may be sought or obtained for Losses based (a) on Excluded Liabilities, or (b) on any instance of fraud or any knowing and willful breach by Seller of any other provision of this Agreement or any other instrument or agreement to be executed and delivered by either party in connection with the transactions contemplated hereby.

                  11.5.3. Seller's total liability to Buyer for indemnification pursuant to Paragraph 11.1, exclusive of Losses based
                           (a) on Excluded Liabilities, or (b) on any instance of fraud or any knowing and willful breach by Seller of any other provision of this Agreement or any other instrument or agreement to be executed and delivered by either party in connection with the transactions contemplated hereby, shall not exceed the amount of $600,000. Seller's liability to Buyer for indemnification for the matters referenced in clauses
                           (a) and (b) shall not be limited in amount.

                  11.5.4. The parties acknowledge and agree that this Section 11 is the exclusive remedy of the parties for damages for breach or misrepresentation of or under this Agreement, other than a claim or interpleader based on Buyer's failure to discharge the Assumed Liabilities or Seller's failure to discharge the Excluded Liabilities.

         11.6. The amount of any Loss recovered by a Claimant shall be reduced by the amount, if any, of any insurance recovery or net tax benefit then or theretofore realized by the Claimant with respect to such Loss but only to the extent of any amount actually exceeding the amount necessary to make the Claimant whole (subject to the limitations contained in Paragraph 11.5) for the entire Loss (and giving consideration, for such purpose, to any tax detriment the Claimant may realize from the insurance, indemnification, or other recoveries the Claimant may obtain with respect to such Loss). To the extent such an insurance recovery or net tax benefit is thereafter realized, the Claimant shall reimburse the Obligor for the amount of any such insurance recovery or net tax benefit when and as realized at any time. For purposes of this Section, "net tax benefit" shall mean the actual tax savings realized in any period as a result of the Claimant's treatment of a Loss as an item of deduction or credit for purposes of federal and/or state income taxes. Net tax benefits shall be calculated according to the incremental effect on tax liability that the inclusion of the pertinent deduction or credit would create in any relevant period, assuming all other tax deductions to be the same. Unless disputed as having been prepared in bad faith or without reference to supporting evidence, a certificate furnished by the tax department or counsel of the Claimant (or, if such certificate is disputed, a letter from the regular independent certified public accounting firm of the Claimant) as to the amount of any such net tax benefit shall be final and binding for purposes hereof.

         11.7. The Obligor shall be entitled to recover its reasonable out-of-pocket costs (including court costs and actual attorney fees) incurred in defending any Claim brought by the Claimant on frivolous grounds or pursued for the purpose of delay or harassment. The Claimant shall be entitled to recover its reasonable out-of-pocket costs (including court costs and actual attorney fees) incurred in pursuing any Claim defended by the Obligor on frivolous grounds or opposed for the purpose of delay or harassment. A frivolous claim shall include any Claim that is not brought in good faith after consultation with counsel.

12.      CONFIDENTIALITY

         12.1. Until Closing (and, if this Agreement is terminated for any reason, forever thereafter), Buyer shall, and shall use its best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Seller, and not use in any manner except in connection with the transactions contemplated hereby, any Confidential Information obtained from Seller. To the extent applicable to the Data Center and the Assets, this obligation shall cease to apply to Buyer upon the occurrence of Closing. In the event that this Agreement terminates for any reason prior to Closing, Buyer shall return to Seller or destroy all materials in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

         12.2. Seller shall, and shall use its best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Buyer, and not use in any manner whatsoever, any Confidential Information obtained from Buyer and, following the signing of this Agreement and thereafter, unless this Agreement is terminated prior to Closing, any Confidential Information remaining in its possession concerning the Data Center or the Assets. Promptly following Closing, Seller shall surrender to Buyer or destroy all materials remaining in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

         12.3. Notwithstanding Paragraphs 12.1 and 12.2, either party may disclose Confidential Information where required by law to any regulatory authorities or governmental agencies, and the disclosing party shall take all reasonable steps to limit the disclosure of the Confidential Information to the maximum level allowed.

13.      TERMINATION PRIOR TO CLOSING

         13.1.    This Agreement may be terminated at any time prior to the
                  Closing:

                  13.1.1.  by the mutual consent of Buyer and Seller;

                  13.1.2. by Buyer or Seller, in writing, without liability, if the Closing shall not have occurred on or before February 29, 2000; or

                  13.1.3. by Buyer or Seller in writing, without liability, if the other party shall (a) fail to perform in any material respect its agreements contained herein required to be performed by in on or prior to the Closing Date or (b) materially breach any of its representations, warranties, agreements, or covenants contained herein, provided that such failure or breach is not cured within ten business days after such party has been notified of the other party's intent to terminate this Agreement pursuant hereto.

         13.2. Termination of this Agreement pursuant to this Section 13 shall terminate all obligations of the parties hereunder, except for the obligations set forth in Sections 12.

14.      MISCELLANEOUS

         14.1. Public Announcements. Seller and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, provided, however, that neither Seller nor Buyer shall be required to incorporate any such comments or advice into its public disclosures. Neither Seller nor Buyer shall issue any such press release or make any public statement without the agreement of the other party, except as such party's counsel advises in good faith may be required by law, rule, or regulation.

         14.2. Nonsolicitation. Other than those certain individuals specifically identified in Schedule 2.14 of the Seller Disclosure Schedule that Buyer desires to hire or as may otherwise be agreed between Seller and Buyer, each party shall refrain from soliciting for employment or employing, directly or indirectly, any employee of the other until 12 months have elapsed following Closing (unless this Agreement is terminated prior to Closing, then 12 months from termination of this Agreement), or until 12 months have elapsed following termination of the employment of the employee, whichever occurs first.

         14.3. Assignment. Neither party may assign or otherwise transfer this Agreement or any rights or obligations under this Agreement to any third party without the prior written consent of the other party. Consent shall not be unreasonably withheld. Subject to the restriction on transfer set forth in this Paragraph 14.3, this Agreement shall be binding upon and shall inure to the benefit of the parties' successors and assigns.

         14.4. Waiver. The failure of either party to act upon any right, remedy, or breach of this Agreement shall not constitute a waiver of that or any other right, remedy, or breach. No waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         14.5. Notices. Unless provided otherwise in this Agreement, any notice required or permitted under this Agreement shall be personally delivered, or sent by telefax, courier, express or overnight delivery service, or by certified mail, postage prepaid, return receipt requested, to the following address:

                  If to Seller:         LanVision, Inc.
                                        4700 Duke Drive, Suite 170
                                        Mason, Ohio 45040
                                        Attention: J. Brian Patsy
                                        Telefax: (513) 459-8773

                  If to Buyer:          Smart Professional Photocopy Corporation
                                        120 Bluegrass Valley Parkway
                                        Alpharetta, Georgia 30005
                                        Attention: John A. Smart, II
                                        Telefax: (770) 360-1705

                  or to such other address as shall be advised by any party to the other in writing. Notices shall be effective as of the date of receipt.

         14.6. Governing Law. This Agreement and any claim arising out of this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, excluding its conflict of laws principles.

         14.7. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted with three arbitrators, one of whom shall be selected by Seller, one of whom shall be selected by Buyer, and one of whom shall be jointly selected by Seller and Buyer; provided that if Seller and Buyer cannot agree upon a third arbitrator, such arbitrator shall be chosen according to the Commercial Arbitration Rules of the American Arbitration Association. Any provisional remedy that would be available from a court of law shall be available from the arbitrators to the parties pending arbitration. The arbitrators shall decide all discovery issues. Neither party nor the arbitrators may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs; save and except that the prevailing party shall be entitled to an award of reasonable attorneys' fees.

         14.8. Provisions Severable. The provisions of this Agreement are severable. If any provision is held to be invalid, unenforceable, or void, the remaining provisions shall not as a result be invalidated.

         14.9. Third-Party Beneficiaries. With the exception of (a) the parties to this Agreement and (b) the Buyer Group and the Seller Group with respect to the matters inuring to their benefit under Section 11, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

         14.10. Survival of Agreements. All Covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and the Closing.

         14.11. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties relating to the object and scope of this Agreement. Any representation, statement, or warranty not expressly contained in this Agreement, or in any agreements or other documents executed or otherwise consummated pursuant to this Agreement, shall not be enforceable by the parties. This Agreement may not be amended except by a writing that specifically references this Agreement and is signed by authorized representatives of the parties.




SMART PROFESSIONAL PHOTOCOPY CORPORATION         LANVISION, INC


By: /s/ John A Smart                             By: /s/ J Brian Patsy
   -------------------------                        ----------------------------
         (Signature)                                         (Signature)


       John A. Smart, II                                   J. Brian Patsy
   ------------------------                         ----------------------------
    (Name Typed or Printed)                           (Name Typed or Printed)


    Chief Executive Officer                            Chief Executive Officer
   -------------------------                        ----------------------------
            (Title)                                            (Title)


            1/19/00                                            1/31/00
   -------------------------                        ----------------------------
            (Date)                                             (Date)